Form 3	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549	OMB APPROVAL
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

OMB Number: 3235-0104 Expires: January 31, 2005 Estimated average burden hours per response...0.5

(Print or Type Responses)
1. Name and Address of Reporting Person* Graham John G.	2. Date of Event Requiring Statement (Month/Day/Year) March 31, 2003	4. Issuer Name and Ticker or Trading Symbol NORTHEAST UTILITIES - NU
(Last) (First) (Middle) c/o Northeast Utilities 107 Selden Street	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	5. Relationship of Reporting Person(s) to Issuer (Check all applicable) X Director*__ 10% Owner __ Officer (give title below)__ Other (specify below) *Trustee ___________________________	6. If Amendment, Date of Original (Month/Day/Year)
(Street) Berlin Connecticut 06037			7. Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person __Form filed by More than One Reporting Person
(City) (State) (Zip)

Table I — Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Shares, $5 par value	None

Table II — Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Securities: Direct (D) or Indirect(I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:

	/s/ John G. Graham, by O. Kay Comendul / POA **Signature of Reporting Person	April 4, 2003 Date
*	If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.